Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

Ceradyne Inc. Announces Preliminary Unaudited Results for Full Year 2009

Costa Mesa, Calif. – January 11, 2010 – Ceradyne, Inc. (Nasdaq: CRDN) announced preliminary unaudited results for full year 2009.

Ceradyne announced that its preliminary sales figure for 2009 is approximately $401 million. These full year preliminary results compare to the guidance given on October 27, 2009 of sales in a range of $410 million to $415 million. Full year earnings are estimated to meet or slightly exceed the current guidance of approximately $0.60 per fully diluted share which do not include the impact of restructuring and impairment charges for all of 2009 of approximately $0.55 per fully diluted share.

Although 2009 earnings may slightly exceed the October 27, 2009 guidance, full year sales were impacted by the government’s recently revised ceramic body armor testing and inspection procedures, which resulted in approximately $8 million of body armor originally scheduled to be shipped in the fourth quarter of 2009 to be postponed into 2010.

The Company reiterates its 2010 guidance, initially provided on October 27, 2009, of a sales range of $380 million to $430 million and an earnings range of $0.60 to $1.05 per fully diluted share.

Ceradyne will host an investor and analyst event today, January 11, 2010, entitled “Ceradyne, Inc., The Global Path Forward.” The event is intended to explain and demonstrate Ceradyne’s product and market diversification, moving from its dependence on defense products to a more balanced platform of solar, industrial, and oil and gas emerging markets, as well as defense products.  Ceradyne’s founder and Chief Executive Officer, Joel P. Moskowitz, and Chief Financial Officer, Jerrold J. Pellizzon, will make a webcast presentation at approximately 3:30 p.m. (EST). One may listen to it live by accessing the Investor Relations page of Ceradyne’s website, www.ceradyne.com, where the presentation will be archived.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained therein, the presentation contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected.  Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.
# # #